Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE ANNOUNCES FIRST QUARTER FISCAL 2010 RESULTS OF $0.17 PER

FULLY DILUTED SHARE

First Quarter Fiscal 2010 Highlights:

•	Revenues were $137.7 million,

•	Gross margins were 12.7%,

•	Operating income was $7.3 million,

•	Fully diluted EPS was $0.17 per share,

•	Backlog was $328.1 million as of September 30, 2009, and

•	Cash was $56.5 million as of September 30, 2009.

TULSA, OK – November 3, 2009 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the first quarter ended September 30, 2009. In addition, the Company announced the results of the transition period related to the change of the fiscal year end from May 31st to June 30th.

First Quarter of Fiscal 2010 Results

Net income for the first quarter of fiscal 2010 was $4.5 million, or $0.17 per fully diluted share on total revenues of $137.7 million. First quarter operating results included a charge related to a legal matter of $1.2 million or $0.03 per fully diluted share. Total revenues were $186.7 million and net income was $9.5 million or $0.36 per fully diluted share in the comparable period a year earlier.

“As we had anticipated, the market environment in the first quarter was challenging,” said Michael J. Bradley, president and CEO of Matrix Service Company. “I am pleased with the solid execution of the Matrix Service team and our ability to continue to strengthen our financial position during this difficult economy. While the remainder of calendar 2009 remains challenging, we are encouraged by the increasing level of bid activity in both the Repair and Maintenance Services and Construction Services segments of our business. We remain well positioned to execute our growth strategy when market conditions improve.”

Revenues for the Construction Services segment were $77.7 million, compared with $114.8 million in fiscal 2009. The decrease of $37.1 million was mainly due to continued delays in planned projects and a broad based decline in our customers’ capital spending. The economic slowdown impacted all of our markets. Revenues for the Repair and Maintenance Services segment were $60.0 million in fiscal 2010 compared to $71.9 million in fiscal 2009. The decline was also due to the current economy as customers have applied discretion to the scope and timing of maintenance programs.

Consolidated gross profit decreased from $26.7 million in fiscal 2009 to $17.4 million in fiscal 2010. The reduction of $9.3 million was due to the decrease in revenue and lower gross margins. Gross margins decreased from 14.3% in fiscal 2009 to 12.7% in fiscal 2010. The decline was due to lower margins in the Repair and Maintenance Services segment, where the gross margin decreased to 10.5% in the current fiscal quarter versus 16.2% in the prior fiscal quarter. Offset by this decline was an improvement in the Construction Services segment where gross margins increased to 14.3% in the current fiscal quarter compared to 13.1% in fiscal 2009. Gross margins in both segments were negatively affected by a lower volume of business available to recover construction overhead costs. Consolidated SG&A expenses decreased 16.4% to $10.1 million in fiscal 2010 compared to $12.1 million for fiscal 2009. The decline in SG&A expenses is due to our on-going cost reduction efforts related primarily to employee related costs and professional fees.

Consolidated backlog at September 30, 2009 was $328.1 million compared to a backlog of $392.1 million as of June 30, 2009. Contributing to the change were delays of new project awards, decreased spending by our customers and project cancellations, which totaled $12.6 million in the quarter.

Transition Period Results

Net income for the month of June 2009, the fiscal year change transition period, was $1.0 million, or $0.04 per fully diluted share on revenues of $45.8 million. The comparable prior year results were revenues of $60.0 million and net income of $3.7 million, or $0.14 per fully diluted share.

The revenue decline was due to lower Construction Services revenues, which decreased from $36.3 million in June 2008 to $28.5 million in June 2009, and lower Repair and Maintenance Services revenues which decreased from $23.7 million in June 2008 to $17.3 million in June 2009.

Gross profit decreased to $5.1 million in June 2009 compared to $9.8 million a year earlier. The decline in gross profit was due to lower revenues and lower gross margins. Gross margins in both segments were negatively affected by a lower volume of business available to recover construction overhead costs in June 2009.

Consolidated backlog at June 30, 2009 was $392.1 million compared to a backlog of $401.1 million as of May 31, 2009.

Financial Position

In fiscal 2010, the Company’s cash balance increased from $34.6 million as of May 31, 2009 to $56.5 million as of September 30, 2009. The Company did not borrow under its $75 million revolving credit facility during the three months September 30, 2009 or the one month ended June 30, 2009.

Earnings Guidance

Matrix Service is reaffirming its earnings guidance range of $0.80 to $1.10 per fully diluted share for fiscal 2010. The achievement of the earnings guidance is dependent on an improving economic environment and a resulting higher demand for the Company’s services throughout the remainder of fiscal 2010.

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Thomas E. Long, vice president and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in California, Delaware, Illinois, Michigan, New Jersey, Oklahoma, Pennsylvania, Texas, and Washington in the U.S. and in Alberta, Ontario and New Brunswick in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company	Investors and Financial Media:
Tom Long	Trúc Nguyen
Vice President and CFO	Deputy Managing Director
T: 918-838-8822	Grayling Global
E: telong@matrixservice.com	T: 646-284-9418
E: tnguyen@hfgcg.com

Matrix Service Company

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended		One Month Ended
	September 30, 2009	August 31, 2008	June 30, 2009

Revenues	$137,650	$186,650	$45,825
Cost of revenues	120,232	159,979	40,676

Gross profit	17,418	26,671	5,149
Selling, general and administrative expenses	10,087	12,062	3,570

Operating income	7,331	14,609	1,579

Other income (expense):
Interest expense	(174)	(114)	(91)
Interest income	43	109	17
Other	83	736	98

Income before income taxes	7,283	15,340	1,603
Provision for federal, state and foreign income taxes	2,774	5,836	609

Net income	$4,509	$9,504	$994

Basic earnings per common share	$0.17	$0.36	$0.04
Diluted earnings per common share	$0.17	$0.36	$0.04

Weighted average common shares outstanding:
Basic	26,195	26,073	26,192
Diluted	26,437	26,473	26,434

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2009	May 31, 2009

Assets

Current assets:
Cash and cash equivalents	$56,471	$34,553
Accounts receivable, less allowances (September 30, 2009 - $774, and May 31, 2009 - $710)	87,649	122,283
Costs and estimated earnings in excess of billings on uncompleted contracts	32,715	35,619
Inventories	4,708	4,926
Income tax receivable	-	647
Deferred income taxes	4,841	4,843
Prepaid expenses	4,427	3,935
Other current assets	2,579	3,044

Total current assets	193,390	209,850

Property, plant and equipment at cost:
Land and buildings	27,511	27,319
Construction equipment	54,586	53,925
Transportation equipment	18,002	17,971
Furniture and fixtures	14,889	14,527
Construction in progress	895	812

	115,883	114,554
Accumulated depreciation	(59,147)	(55,745)

	56,736	58,809

Goodwill	27,087	25,768
Other intangible assets	4,450	4,571
Other assets	1,395	4,453

Total assets	$283,058	$303,451

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	September 30, 2009	May 31, 2009

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$34,645	$48,668
Billings on uncompleted contracts in excess of costs and estimated earnings	41,971	51,305
Accrued insurance	6,875	7,612
Accrued wages and benefits	10,412	16,566
Income tax payable	680	-
Current capital lease obligation	1,069	1,039
Other accrued expenses	5,603	2,200

Total current liabilities	101,255	127,390

Long-term capital lease obligation	532	850
Deferred income taxes	4,409	4,822

Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2009, and May 31, 2009	279	279
Additional paid-in capital	110,971	110,272
Retained earnings	80,896	75,393
Accumulated other comprehensive income	854	596

	193,000	186,540

Less: Treasury stock, at cost – 1,689,602 shares as of September 30, 2009, and 1,696,517 shares as of May 31, 2009	(16,138)	(16,151)

Total stockholders’ equity	176,862	170,389

Total liabilities and stockholders’ equity	$283,058	$303,451

Matrix Service Company

Results of Operations

(In thousands)

(unaudited)

	Construction Services	Repair & Maintenance Services	Other	Total

Three Months Ended September 30, 2009
Gross revenues	$80,579	$60,176	$-	$140,755
Less: Inter-segment revenues	2,908	197	-	3,105

Consolidated revenues	77,671	59,979	-	137,650
Gross profit	11,096	6,322	-	17,418
Operating income	5,266	2,065	-	7,331
Income before income tax expense	5,212	2,071	-	7,283
Net income	3,293	1,216	-	4,509
Segment assets	129,969	90,672	62,417	283,058
Capital expenditures	268	87	678	1,033
Depreciation and amortization expense	1,683	1,336	-	3,019

Three Months Ended August 31, 2008
Gross revenues	$122,361	$72,167	$-	$194,528
Less: Inter-segment revenues	7,603	275	-	7,878

Consolidated revenues	114,758	71,892	-	186,650
Gross profit	15,045	11,626	-	26,671
Operating income	7,492	7,117	-	14,609
Income before income tax expense	7,703	7,637	-	15,340
Net income	4,379	5,125	-	9,504
Segment assets	150,322	91,116	35,882	277,320
Capital expenditures	1,039	930	1,136	3,105
Depreciation and amortization expense	1,412	969	-	2,381

One Month Ended June 30, 2009
Gross revenues	$29,224	$17,297	$-	$46,521
Less: Inter-segment revenues	693	3	-	696

Consolidated revenues	28,531	17,294	-	45,825
Gross profit	3,251	1,898	-	5,149
Operating income	1,141	438	-	1,579
Income before income tax expense	1,116	487	-	1,603
Net income	720	274	-	994
Capital expenditures	121	64	163	348
Depreciation and amortization expense	543	451	-	994